Exhibit 5.1

June 3, 2008

Anthracite Capital, Inc.

40 East 52nd Street

New York, New York 10022

Ladies and Gentlemen:

We have acted as special Maryland counsel to Anthracite Capital, Inc., a Maryland corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) to be filed on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), which relates to the resale of up to (i) 23,375 shares of 12% Series E-1 Cumulative Convertible Redeemable Preferred Stock, par value $0.001 per share (the “Series E-1 Stock”), (ii) 23,375 shares of 12% Series E-2 Cumulative Convertible Redeemable Preferred Stock, par value $0.001 per share (the “Series E-2 Stock”), (iii) 23,375 shares of 12% Series E-3 Cumulative Convertible Redeemable Preferred Stock, par value $0.001 per share (together with the Series E-1 Stock and the Series E-2 Stock, the “Series E Preferred Stock”), (iv) 3,494,021 shares of common stock, par value $0.001 per share (the “Common Stock”), and (v) the shares of Common Stock issuable upon conversion of the Series E Preferred Stock ((i) – (v) collectively, the “Shares”).

We have examined the Registration Statement and such corporate records, certificates and documents as we deemed necessary for the purpose of this opinion. We have relied as to certain factual matters on information obtained from public officials and officers of the Company. Based on that examination, we advise you that in our opinion the Shares have been legally issued, fully paid and non-assessable.

We express no opinion with respect to the laws of, or the effect or applicability of the laws of, any jurisdiction other than, and our opinion expressed herein is limited to, the laws of the State of Maryland. The opinion expressed herein is limited to the matters expressly set forth in this letter and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the use of our name under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Miles & Stockbridge P.C.

By:	/s/ Christopher R. Johnson
Principal